Exhibit 99.1

NEWS RELEASE
American Oil & Gas Announces Strong Initial Production From Its Sims 7-25 Well at Fetter
DENVER, January 16, 2009 — American Oil & Gas, Inc. (NYSE Alternext: AEZ) announced today that the Sims 7-25 well (SWNE Sec 25-T33N-R71W Converse County, WY), the most recently drilled well in the Fetter Field project, was completed and fracture stimulated in the Frontier formation on December 30, 2008. From January 4 through January 14, 2009 the well flowed up casing on a 12/64 choke and produced a total of 14.6 million cubic feet of natural gas and 972 barrels of high gravity oil (which equates to 20.4 million cubic feet of natural gas equivalent — “mmcfe”) into the sales line, for an average rate of approximately 1.85 mmcfe per day. During this time the well also returned significant amounts of frac fluid used in the completion process. Production tubing has been installed in the well which is now currently producing at restricted rates, and for the last 24 hours the well produced 1.95 mmcfe (1.427 mcf of natural gas and 86.7 bbls of oil) with 2,540 psi of flowing tubing pressure on a 12/64ths choke.
Pat O’Brien, CEO of American, commented, “We are extremely pleased with the strong initial production response we are seeing from the Sims 7-25 well. The completion and frac design on this well incorporated several significant changes to what we have done on past vertical wells in the field and as a result, this well is yielding far better initial rates and pressures than those previous wells demonstrated. We are obviously encouraged by what we are seeing and by the implications of what these new completion procedures may hold for future wells in the field.”
The Sims 7-25 well was drilled and cased to its planned total depth of 11,958’ in only 19 days. Drilling, completion, stimulation, and surface facilities costs have totaled approximately $2.9 million, a substantial improvement over the cost to drill, complete and equip prior vertical wells. The Sims 7-25 well has been initially completed and is currently producing from the Frontier formation. Future plans may include completing and producing this and future wells in both the Frontier and the Niobrara formations. American owns a 69.375% working interest and a 56.04% net revenue interest in the Sims 7-25 well.
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.
###
This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President 303.991.0173 Fax: 303.595.0709 1050 17th Street, Suite 2400 — Denver, CO 80265	Neal Feagans, Investor Relations Feagans Consulting, Inc 303.449.1184